Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
LabOne, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-92133, No. 333-92135, No. 333-92137, and No. 333-62548) on Form S-8 and the Registration Statement (No. 333-118919) on Form S-3 of LabOne, Inc. of our report dated June 15, 2005, with respect to the statements of net assets available for plan benefits of LabOne, Inc. Profit Sharing 401(k) Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for plan benefits for each of the three years in the three-year period ended December 31, 2004, and the related supplemental schedules of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2004 and Schedule H, line 4j - Schedule of Reportable Transactions, which report appears in the December 31, 2004 annual report on Form 11-K of LabOne, Inc. Profit Sharing 401(k) Plan.

/s/ KPMG LLP

Kansas City, Missouri
June 24, 2005